FOR IMMEDIATE RELEASE

Company Contact:                          Public and Investor Relations Contact:
----------------                          --------------------------------------
C. Michael Stoehr, SVP/CFO                Glenn Wiener
Audiovox Corporation                      GW Communications
(631) 231-7750                            (212) 786-6011 or GWIENER@GWCCO.COM
                                          -----------------

  Audiovox Corporation Reports Fiscal Fourth Quarter and Year-End 2003 Results

o    4Q03 Revenues increase 45% year-over-year and 73% since 3Q03
o    4Q03 EPS per share was $0.33 vs. loss per share of $0.69 in 4Q02
o    FY03 Revenues over $1.3 billion, up 20% as compared to FY02
o    FY03 EPS of $0.51 vs. loss per share of $0.64 in FY02
o    Both operating subsidiaries report increases in revenues and profits

Hauppauge, NY...February 24, 2004...Audiovox Corporation (Nasdaq: VOXX) today announced results for its fiscal fourth quarter and year-ended November 30, 2003.

Net sales for the fourth quarter of fiscal 2003 were $460.3 million, an increase of 45% over $316.9 million reported in the comparable fiscal 2002 period and up 73% sequentially compared to $265.8 million reported in the third quarter of fiscal 2003. Audiovox Electronics Corp. (AEC) reported net sales of $190.3 million during the fourth quarter of fiscal 2003, up 80% as compared to $105.8 million reported last year and an increase of 41% as compared to $135.2 million reported in the fiscal 2003 third quarter. AEC results included sales from the recent Recoton acquisition. Audiovox Communications Corp. (ACC) reported net sales of $270.0 million during the fourth quarter of fiscal 2003, an increase of 28% as compared to the $211.1 million reported in the fourth quarter of fiscal 2002. ACC sold approximately 1.3 million total units at an average selling price of $167 during the fourth quarter of fiscal 2003, compared to unit sales of 1.4 million and an average selling price of $134 in the comparable quarter last year.

As a result of higher revenue and gross profit margins, the Company's fiscal 2003 fourth quarter net income and income per share were $7.3 million and $0.33, respectively, compared to a net loss and loss per share of $15.1 million and $0.69, respectively for the three months ended November 30, 2002.

For the fiscal year ending November 30, 2003, Audiovox reported net sales of $1.3 billion versus $1.1 billion reported in the prior year, an increase of 20%. AEC's fiscal 2003 sales were $517.7 million, an increase of 39% compared to $372.7 million reported in fiscal 2002. ACC's fiscal 2003 sales were $806.2 million, an increase of 11% compared to $727.7 million reported in fiscal year 2002. ACC sold approximately 4.7 million handsets in fiscal 2003 at an average selling price of $163 compared to 5.0 million units and an average selling price of $136 for the same period last year. Consolidated net income and income per share for fiscal 2003 were $11.2 million and $0.51 respectively, compared to a net loss and loss per share of $14.0 million and $0.64, respectively, for fiscal 2002.



                                  Exhibit 99.2


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Audiovox Corporation Reports Fiscal Fourth Quarter...
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Gross Profit

Gross profit for fiscal 2003 was 9.4%, compared to 6.8% in fiscal 2002. This increase in profit margin was primarily due to lower wireless inventory write-downs and a change in the mix of sales from wireless products to electronics products, which generally carry higher gross margins. Margins for ACC increased to 4.7% in fiscal 2003 from 2.0% in fiscal 2002 due to lower inventory write-downs and new product introductions. Margins for the AEC increased to 16.6% in fiscal 2003 from 16.1% in fiscal 2002 due to higher margins on consumer product sales, further increases in mobile video sales and the margins of Audiovox Europe, a new subsidiary formed as a result of the Recoton acquisition.

Operating Expenses

Operating expenses increased $13.7 million to $102.4 million in fiscal 2003, compared to $88.7 million in fiscal 2002. As a percentage of net sales, operating expenses decreased to 7.7% in fiscal 2003 from 8.1% in fiscal 2002. Major components of this increase were a $2.8 million increase in advertising due to an increase in general promotions to support the growing business and $7.8 million of operating expenses for Audiovox Europe. Operating income for fiscal 2003 was $21.8 million, compared to an operating loss of $14.1 million in fiscal 2002.

Balance Sheet-Selected Items

Accounts receivable as of November 30, 2003 were $266.4 million. Inventory as of November 30, 2003 was $219.7 million with ACC inventory levels at $67.0 million and AEC inventory levels at $152.7 million, which included inventory acquired from Recoton. At the close of the 2003 fiscal year, the Company's stockholder equity was $325.7 million.

On February 19, 2004, the Company announced that it has signed a non-binding letter of intent to sell a controlling interest in ACC to Curitel Communications Inc., a leading South Korean mobile phone maker (Curitel). The transaction is subject to a number of contingencies, including satisfactory completion of due diligence, negotiation and signing of definitive agreements and requisite approvals. The terms of the transaction were not disclosed. The Company must also consider all proposals submitted and there can be no assurances that this, or any other transaction, will be completed or as to any terms that may be negotiated. The Company also announced that it has retained the services of Jefferies & Company, Inc. to assist in this matter.

John Shalam, Chairman, President and CEO of Audiovox Corporation, said "As previously stated, we anticipated fourth quarter results to show an improvement over prior quarters due to the continued and consistent performance in our electronics subsidiary, which reached the $500 million sales mark for the first time in our Company's history and to the introduction of several high-end wireless handsets in ACC. This quarter, both operating subsidiaries posted increases in revenues and profits, as consumer and customer demand for our products has been strong. Once more, we believe that our diverse product offering provides us with a competitive advantage in key markets, such as mobile video and flat-panel TVs."


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                                  Exhibit 99.2

Audiovox Corporation Reports Fiscal Fourth Quarter...
Page 3 of 4

Conference Call

Audiovox Corporation will be hosting a results conference call later this morning at 11:00 a.m. EDT. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the company's web site at HTTP://WWW.AUDIOVOX.COM.

About Audiovox

Audiovox Corporation is an international leading company in consumer electronics and communications. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003.

                                      # # #


                               - Table to Follow -

                                  Exhibit 99.2

Audiovox Corporation Reports Fiscal Fourth Quarter...
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                              AUDIOVOX CORPORATION
                      Consolidated Statements of Operations
                 (In Thousands, Except Share and Per Share Data)



                                                                     Three Months Ended            Twelve Months Ended
                                                                        November 30,                  November 30,
                                                                     2002          2003            2002          2003
                                                                     ----          ----            ----          ----

Net sales                                                          $   316,853   $   460,252      $1,100,382    $1,323,902

Cost of sales                                                          302,098       414,957       1,025,783     1,199,696
                                                                   -------------------------      ------------------------
Gross profit                                                            14,755        45,295          74,599       124,206

Operating expenses:
    Selling                                                              7,640        12,369          29,509        36,514
    General and administrative                                          15,600        19,336          55,292        60,106
    Warehousing and technical support                                    1,116         1,752           3,874         5,783
                                                                   -------------------------      ------------------------
         Total operating expenses                                       24,356        33,457          88,675       102,403
                                                                   -------------------------      ------------------------

Operating income (loss)                                                 (9,601)       11,838         (14,076)       21,803

Other income (expense):
    Interest and bank charges                                           (1,466)       (1,435)         (4,219)       (4,602)
    Equity in income of equity investees                                   169         1,146           1,779         3,279
    Gain on issuance of subsidiary shares                                    -             -          14,269             -
    Other, net                                                            (673)        1,062          (4,156)          556
                                                                   -------------------------      ------------------------
         Total other income (expense), net                              (1,970)          773           7,673          (767)
                                                                   -------------------------      ------------------------
Income (loss) before provision for (recovery of)
     income taxes, minority interest
     and cumulative effect of a change
     in accounting for negative goodwill                               (11,571)       12,611          (6,403)       21,036
Provision for income taxes                                               7,696         4,843          12,932         9,407
Minority interest income (expense)                                       4,193          (458)          5,055          (390)
                                                                   -------------------------      ------------------------
Income (loss) before cumulative effect of a change in
    accounting for negative goodwill                                   (15,074)        7,310         (14,280)       11,239

Cumulative effect of a change in accounting for negative
    goodwill                                                                 -             -             240             -
                                                                   -------------------------      ------------------------

Net income (loss)                                                  $   (15,074)   $    7,310      $  (14,040)   $   11,239
                                                                   =========================      ========================

Net income (loss) per common share (basic) before
     cumulative effect of a change in accounting for
     negative goodwill                                             $     (0.69)   $     0.33      $    (0.65)   $     0.51
Cumulative effect of a change in accounting for negative
    goodwill                                                                 -             -            0.01             -
                                                                   -------------------------      ------------------------
Net income (loss) per common share (basic)                         $     (0.69)   $     0.33      $    (0.64)   $     0.51
                                                                   =========================      ========================

Net income (loss) per common share (diluted) before
     cumulative effect of a change in accounting for
     negative goodwill                                             $     (0.69)   $     0.33      $    (0.65)   $     0.51
Cumulative effect of a change in accounting for negative
    goodwill                                                                 -             -            0.01             -
                                                                   -------------------------      ------------------------
Net income (loss) per common share (diluted)                       $     (0.69)   $     0.33      $    (0.64)   $     0.51
                                                                   =========================      ========================
Weighted average number of common shares outstanding
    (basic)                                                         21,809,903    21,913,238      21,850,035    21,854,610
                                                                   =========================      ========================
Weighted average number of common shares outstanding
    (diluted)                                                       21,809,903    22,219,992      21,850,035    22,054,320
                                                                   =========================      ========================

                                      # # #

                                  Exhibit 99.2